     As filed with the Securities and Exchange Commission on November 5, 1999
                                                      Registration No. 333-59421
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------
                       Post-Effective Amendment No. 1 on
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                                ---------------
                       HOME SECURITY INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                       98-0169495
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                       Identification Number)

                          Level 7, 77 Pacific Highway
                             North Sydney, NSW 2060
                             (011) (61-2) 9936-2424
              (Address, including zip code, and telephone number,
        including area code of registrant's principal executive offices)

                                Arthur Don, Esq.
                          111 E. Wacker Drive Ste 2800
                            Chicago, Illinois 60601
                                 (312) 602-2000
           (Name, address and telephone number of agent for service)

                                   Copies to:
                                Arthur Don, Esq.
                           Fernando R. Carranza, Esq.
                               D'Ancona & Pflaum
                         111 E. Wacker Drive, Ste. 2800
                            Chicago, Illinois 60601
                                 (312) 602-2000
                               FAX (312) 602-3000

                                ---------------

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                              2,150,000 shares of
                                Common Stock of
                       Home Security International, Inc.

     The selling stockholder identified in this prospectus, and any of its pledgees, donees, transferees or other successors in interest, may offer to sell up to an aggregate of 2,150,000 shares of common stock of Home Security International, Inc. These shares of common stock may be offered by the selling stockholder:

          . in transactions on the American Stock Exchange or such other markets on which we may be from time to time list our shares of common stock

          .  in privately negotiated transactions

          .  through a combination of these methods

     This prospectus is part of a registration statement that we are filing at this time to fulfill our contractual obligations with the selling stockholder. We will not receive any of the proceeds from the sale of the common stock by the selling stockholder.

     Our common stock is listed on the American Stock Exchange under the symbol "HSI."

     You should carefully read the section named "Risk Factors" beginning on page five before investing in our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

            The date of this prospectus is November 5, 1999.

                               Table of contents

                                                                                                 Page
                                                                                                 ----
Incorporation by reference...................................................................       2
Where you can information about us...........................................................       3
Prospectus Summary...........................................................................       4
Risk Factors.................................................................................       5
Use of Proceeds .............................................................................      12
Selling Stockholder..........................................................................      12
Plan of Distribution.........................................................................      12
Legal Matters................................................................................      13
Experts .....................................................................................      13
Forward-Looking Statements ..................................................................      13

                               __________________

                           Incorporation by reference


          The Securities and Exchange Commission allows us to "incorporate by reference" information filed with it, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered to be part of this prospectus. In addition, information that we file with the Commission in the future will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We are incorporating by reference:

 .  our Annual Report on Form 10-K for the fiscal year ended June 30, 1999

 .  our Quarterly Report on Form 10-Q for the three months ended September 30,
   1999

 . any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the shares are sold.

          Upon your request, we will furnish to you at no charge a copy of any documents incorporated by reference. Requests should be addressed to Level 7, 77 Pacific Highway, North Sydney, NSW 2060, Attn: Mark Whitaker or by telephoning us at (011) (612) 9936-2424.

          You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with any different information. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of the prospectus or those documents.

                  Where you can find more information about us

     We have filed a Registration Statement on Form S-3, including amendments, relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus does not contain all of the information set forth in the Registration Statement and its accompanying exhibits. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete; however, all material information with respect to these contracts and documents are disclosed in this prospectus. In each instance, we refer you to the copy of the contract or other document filed as an exhibit to the Registration Statement, each of those statements being qualified in all respects by the actual contract or other document.

     For further information with respect to us and the securities offered in this prospectus, we refer you to the Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the public reference facilities maintained by the Securities and Exchange Commission at:

     Room 1024, Judiciary Plaza
     450 Fifth Street, N.W.
     Washington, D.C. 20549

and will also be available for inspection and copying at the regional offices of the SEC located at:

     Citicorp Atrium Center and      and        7 World Trade Center
     500 West Madison Street, Suite 1400        New York, New York 10048
     Chicago, Illinois 60661

Copies of this material may also be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at:

     450 Fifth Street, N.W.
     Washington, D.C. 20549

This material may also be accessed electronically by means of the Securities and Exchange Commission's home page on the internet at http://www.sec.gov.

     We are governed by the reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.

     These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission set forth above, and copies of these materials can be obtained from the Commission's Public Reference Section at prescribed rates. We furnish our stockholders with annual reports containing audited financial statements and any other periodic reports we deem appropriate or as may be required by law.

                               Prospectus Summary


Home Security International, Inc.

  We are a direct sales company which sells, installs and services a residential security alarm system marketed under the trade name SecurityGuard. We use an extensive distributor network to sell SecurityGuard alarm systems.

     The SecurityGuard system includes: an alarm, heat sensitive motion detectors, flashing lights, a siren, window decals, a smoke detector, a fire extinguisher, a fire blanket and a centralized processing unit that communicates signals to a centralized monitoring station. SecurityGuard's major components are manufactured exclusively by Ness Security Products Pty Limited, our subsidiary.

     Our continued success depends on our direct sales marketing program by our network. Our network is a structured hierarchy of independent agents, area distributors and distributors, all of whom are compensated solely on the basis of sales.

     We are continually seeking new methods of generating revenue, some of these include:

          .  the sale of extended warranties to existing customers

          . the introduction of on-line alarm monitoring services to our major markets

     We also expect to increase sales by increasing the size of our network in those countries where we currently do business, as well as, expand our network to new international markets.

     Our principal executive office is Level 7, 77 Pacific Highway, North Sydney, Australia 2060, and our telephone number is (011) (612) 9936-2424.

     Additional information regarding us, including our audited financial statements and a more detailed description of our business, is contained in the documents incorporated by reference in this prospectus. See "Where you can find more information about us" on page three.

The Offering

     We are registering an aggregate of 2,150,000 shares of our common stock to be offered for sale by the selling stockholder described in this prospectus. We are registering the common stock covered by this prospectus in order to fulfill our contractual obligations under a registration rights agreement with the selling stockholder. Our registration of the common stock does not necessarily mean that the selling stockholder will sell all or any portion of the common stock.

     We will not receive any proceeds if the selling stockholder decides to sell any of the common stock offered under this prospectus.

Recent Developments

In October 1999, our board of directors elected Mr. Harry Singer as a director. Mr. Singer has been the President of Ultra Soap International, Inc., a manufacturer and distributor of incentive premium packages that are utilized extensively within the direct sales industry, since 1992.

                                  Risk Factors

       Before you purchase shares of our common stock from the selling stockholder, you should be aware that there are various risks in making such an investment, including those described below. You should carefully consider these risk factors together with all of the information included or incorporated by reference in this prospectus before you decide to purchase shares of our common stock. This section includes or refers to certain forward-looking statements. You should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed on page 13.

Our distributor network may not be successful in other markets.

     Although we have been successful in selling the SecurityGuard System in Australia and New Zealand, we cannot be sure that our expansion programs in Europe, South Africa and North America will be successful. Although we believe that our distributor network limits our costs related to expansion in that our sales representatives are paid by commission, we still must bear certain start-up costs, such as the cost of obtaining regulatory approval of the SecurityGuard System. Our operating results during any given period may be substantially affected by our costs in setting up distributor networks in new markets. Furthermore, we cannot be sure that our direct sales marketing program and our distributor network will be successful in these new markets.

Our operating results and financial condition may be adversely effected by our expansion into new markets.

     If the revenues generated by us in new and existing markets are not sufficient to offset our expenses, then our operating results and financial condition could be adversely affected in a material way. In order for us to expand successfully into a new market, we must obtain a sufficient number and density of customers in that market to support the additional investment made by us. We must also establish a relationship with a local financing company that will finance the purchase of products by our customers. We cannot be sure that the required customer numbers and density in any new market will be achieved or that a relationship with a local financing company in that market will be established.

     Additionally, in an effort to expand, we open ourselves up to certain risks inherent in operating globally, such as:

          .  international monetary conditions
          .  tariffs

          .  import licenses
          .  trade policies
          .  domestic
          .  foreign tax policies and foreign manufacturing regulations.

Lastly, our SecurityGuard System may require design modifications if it becomes affected by the climates of the areas in which we do business.

Our ability to make sales is dependent on consumer financing.

     For the fiscal year ended June 30, 1999, approximately 70% of our sales of SecurityGuard Systems to consumers by participants of our distributor network were financed on an installment basis. Our distributors in Australia and New Zealand have the option of offering potential consumers financing from our 50% subsidiary, FAI Finance Corporation Pty Limited, or other financing organizations. We have arranged for a local financing company to make financing available to purchasers in each of the other markets in which our distributor network operates. The availability of consumer financing in new international markets and the continued availability of consumer financing in existing markets will be a significant factor in determining whether we succeed in these markets. Any changes in interest rates or credit quality requirements of financing organizations may adversely affect our sales and, therefore, have a material adverse effect on us. We have no assurance that financing will be available on terms which are attractive to consumers and suitable for our operations.

Currency fluctuations may adversely effect our reported financial results.

     Although our principal operations are concentrated in Australia and New Zealand, we conduct our business throughout the world. Accordingly, fluctuations in currency exchange rates may adversely affect our financial performance. Furthermore, because we report our financial results in U.S. dollars, a significant movement in the value of the U.S. dollar against certain international currencies, particularly the Australian dollar ("AUD"), could have a material adverse effect on our reported financial position and the results of our operations. Recently, the AUD has declined in value relative to the U.S. dollar from .6810 on June 30, 1998 to a low of .5495 during the fiscal year ended June 30, 1999 and as of September 24, 1999 was valued at .6517 as compared to the U.S. dollar. This change in valuation has resulted in our reporting lower revenues than budgeted when translated into U.S. dollars for the fiscal year ended June 30, 1999.

     Although we are not in the business of currency hedging, we may from time to time engage in hedging arrangements. Nevertheless, there is no assurance that we will be successful in limiting the risks related to currency fluctuations and that changes in exchange rates will not have a material adverse effect on the results of our operations.

Our success depends on our ability to integrate our acquisitions.

     Our success will depend, in part, on our ability to integrate our acquisition of FAI Financial Corporation Pty Limited and the recent acquisition of Ness Security Products Pty into our core sales business. There is no assurance that we will be able to successfully integrate these businesses into our operations without incurring substantial costs, delays or other problems. Nor can we be certain that either FAI Financial Corporation Pty Limited or Ness Security Products Pty will have a positive effect on our profitability in an amount sufficient to justify our investment in them or that we will be able to realize expected operating and economic efficiencies in the operation of either FAI Financial Corporation Pty Limited or Ness Security Products Pty following their acquisitions.

     In addition, our integrating these acquisitions may require a substantial amount of time from key management personnel. If we do not manage these acquisitions effectively, then our business, financial condition and results of operations could be affected adversely in a material way.

Our success depends on our ability to manage our expansion and growth.

     An important element of our business strategy has been and continues to be expansion of our distributor network beyond its present base of operations. This expansion has placed, and will continue to place, substantial demands on our management, operational resources and system of financial controls. Our future operating results will depend in part on our ability to continue to implement and maintain operating and financial systems and to expand, train and manage our employees and members of our distributor network.

     Additionally, to the extent we spend time managing growth, this may limit the time we spend managing other operational, financial and strategic issues.
We cannot be sure that we will successfully implement and maintain the necessary operational and financial systems. Nor can we be sure that we will successfully obtain, integrate and utilize the personnel, management, operational and financial resources required to manage a developing and expanding business in new markets. If we fail to implement these systems successfully and use our resources effectively, then the results of our operations and financial condition may be materially and adversely effected.

Various aspects of our operations may be adversely affected by government regulation.

     We must receive approval from the various regulatory and licensing authorities for each country, state and local area in which we operate. We may be required to obtain formal approval to operate the direct sales marketing program and for the construction, design, functionality, acceptability or merchantable quality of the SecurityGuard alarm system. The time that it takes to secure these approvals in any market will affect our growth and ability to establish a presence in that market.

     In certain jurisdictions, we have been required to obtain licenses or permits prior to beginning our operations there. If we are unable to secure the necessary licenses or permits, or if conditions are established that affect the granting or retention of needed licenses or permits, then our operations may be materially and adversely effected.

     In certain jurisdictions, we may also be required to comply with standards governing employee selection and training, and to meet certain standards in the conduct of our business. Although we believe that we are presently in substantial compliance with all licensing and regulatory requirements in each jurisdiction in which we operate, we cannot be sure that we will be able to secure the necessary regulatory approvals in all of the countries or smaller geographic areas in which we seek to operate or that we will continue receiving regulatory approvals for our existing activities. Recently, a trend has emerged on the part of local governmental authorities to adopt various laws and regulations aimed at reducing the number of false alarms. Enactment of such measures could materially affect our future business and the results of our operations.

We depend on our key management executive.

     The success of our business is largely dependent upon the active participation of Bradley D. Cooper and other executive officers. The loss or interruption of their continued services for any reason or if we are unable to hire or retain qualified executives may materially and adversely effect our business. Although Mr. Cooper's principal occupation is as our Chief Executive Officer and Chairman, he has significant interests in other operating companies, and periodically gives speeches and writes articles on sales motivation techniques.

     We have "key-man" life insurance policies on Messrs. Cooper, Terrence J. Youngman (President), David Appleby (Vice President of International Business Development) and Geoffrey D. Knowles (Vice President of Marketing) for $4.1 million, $1.4 million, $2.1 million and $2.1 million respectively.

Our business may be adversely effected by a failure to recruit independent dealers and agents.

     We are dependent on the continued recruitment of new dealers and independent agents to serve as sales agents in our distributor network. Our distributor network faces competition in recruiting sales agents from other organizations, some of which are not in the security alarm industry. Our ability to maintain or increase our sales growth in the future will depend in part upon the number and quality of dealers and independent agents that our distributor network can recruit and we can train. We cannot be sure that our distributor network will recruit and retain a sufficient number of dealers and independent agents.

Our industry is highly competitive.

     The security alarm industry in each market where we operate is highly competitive and we cannot be sure that we will be able to compete successfully in the future. Although we have achieved rapid growth in the sale of the SecurityGuard System in Australia and New Zealand, we cannot be sure that we will have continued success in these countries. Although we believe that the Distributor Network provides us with a competitive advantage over other security alarm companies in Australia and New Zealand, the loss of any such competitive position could have a material adverse effect on us. In marketing the SecurityGuard System outside Australia and New Zealand, we compete with larger national and international companies who may be better capitalized and who conduct media advertising, which we do not currently do.

     In the United States, we face competition from alarm installation and monitoring companies which are better capitalized than us and which offer low-priced installations of security systems. Competitive pressure may require us to reduce our prices to achieve in other countries the growth rate we have experienced in Australia and New Zealand. Furthermore, new competitors are continuing to enter the industry and we may encounter additional competition from such future industry entrants.

Our operating results fluctuate from quarter to quarter.

     We have historically experienced fluctuations in our quarterly operating results and we expect to experience fluctuations of our quarterly operating results in the future. These fluctuations were caused by many factors, such as: the opening and closing of distributor offices, the volume and timing of customer generation, competitive pricing pressures, local and national crime rates in the markets in which the Distributor Network operates, general economic conditions, foreign currency fluctuations and seasonality. Unfavorable weather conditions, holidays and reduced hours of daylight can hamper our sales. Our budgeted expenses are based, to some extent, on our expectations of future sales and customer growth. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall due to levels of new sales that are lower than anticipated.

     Given the possibility of quarterly fluctuations, we believe that comparisons of the results of our operation for preceding quarters are not necessarily meaningful and that the results for any one quarter should not be relied upon as an indication of future performance. If our revenues or operating results for any quarter are lower than expected by securities analysts or the market in general, then the market price of our Common Stock could be immediately and significantly impacted in an adverse way.

     The Company has experienced a significant decline in cash flow from operations in the last quarter of fiscal 1999 and the first quarter of fiscal 2000, due in part to the reduction in distributor offices and unit sales. These quarterly fluctuations have reduced the amount of available cash at a time when the Company has upcoming payment obligations of $400,000 due on December 31, 1999 and $8,298,000 due on June 30, 2000, on a promissory note related to the Company's purchase of the manufacturer of its security alarms. Accordingly, given the possibility of future quarterly fluctuations, the Company may be required to refinance these payments due on terms which may include a combination of new debt or equity of the Company, and may be less favorable than the present promissory note.

A change in regional economic conditions in Australia or New Zealand could adversely affect our financial performance.

     Any change in regional economic conditions in Australia and New Zealand or other factors affecting these markets may adversely affect our performance. Sales in Australia and New Zealand for the fiscal years ended June 30, 1997, June 30, 1998 and June 30, 1999 accounted for approximately 94%, 87% and 86%, respectively, of our total unit sales. We expect that sales in Australia and New Zealand will continue to account for a significant portion of our net sales in the future.

     Any change in regional economic conditions in Australia and New Zealand or other factors affecting these markets may adversely affect our performance.

Any decrease in demand for our product, Security Guard, could adversely effect our sales.

     Sales of the SecurityGuard alarm system and related services accounted for substantially all of our sales, and will continue to account for substantially all sales in the foreseeable future. Any decline in the demand for this product, whether as a result of competition, technological change or otherwise, would adversely affect our business, financial condition and results of operations, in a material way,

If our standard contract provisions limiting our liability to our customers were not enforced by a court, we could be exposed to substantial liability and could incur substantial litigation cost.

     Most of the alarm installation agreements and other agreements which we and our distributor detwork use in selling the SecurityGuard alarm system and related services contain provisions and disclaimers limiting liability to customers. These provisions and disclaimers are intended to reduce our risk of liability for the acts or omissions of employees or Distributor Network representatives and for system failures. However, in the event of litigation with respect to such matters, we cannot be sure that these liability limiting provisions and disclaimers will be enforceable.

     While we currently carry insurance of various types, including general liability and errors and omissions insurance, our loss experience or that of other security service companies may affect the availability and cost of our insurance in the future. Certain of our insurance policies and the laws of some jurisdictions may limit or prohibit insurance coverage for punitive or certain other types of damages, or liability arising from gross negligence or wanton behavior. We could be adversely effected in a material way by the cost and effect of litigation.

Our sales and financial condition could be adversely affected by adverse publicity.

     Direct sales companies are occasionally the subject of print articles and broadcast programs which present a negative view of such companies and that emphasize their use of high pressure sales practices. Although we maintain an active training and compliance program to deter abusive sales practices by participants in our Distributor Network, we have occasionally received adverse publicity. We have been the subject of isolated news articles accusing our sales agents of high pressure sales practices including focusing on customers' fears by using photographs of burglarized homes to encourage purchases of the SecurityGuard System, and for charging above market financing rates to consumers who cannot afford the product. Our sales could be adversely affected in a material way by publicity of this nature.

It may not be possible for our stockholders to pursue litigation against our officers or directors in the United States.

     A substantial portion of our assets are, and for the foreseeable future will be, located outside the United States. In addition, all or a substantial portion of the assets of directors, executive officers and experts residing outside the United States are or may be located outside of the United States, primarily in Australia. As a result, effective service of process in the United States may not be possible on such directors and executive officers, such experts or on our subsidiaries.

     Additionally, one may not be able to enforce, collect or realize upon, judgments against such persons obtained in United States courts which are predicated upon civil liability under United States securities laws. We were advised by our special Australian counsel, Dibbs, Crowther & Osborne, that there are doubts as to the enforceability of civil liabilities imposed by United States courts and as to the ability of stockholders to pursue in Australian courts claims based on the contents of this Prospectus or otherwise predicated on United States federal securities laws against us or our directors, executive officers and experts.

We are subject to taxation in the United and in the jurisdictions in which we do business.

     Because we are a United States corporation which generates substantially all of its income from non-U.S. operations, our income will generally be subject to taxation in different jurisdictions. Certain of our operations conducted outside the United States or by foreign subsidiaries, in addition to being subject to taxation in foreign jurisdictions, are also subject to various provisions of the Internal Revenue Code of 1986, as amended (the "Code"). The Code impose special taxes in certain circumstances on foreign subsidiaries of United States corporations. While we will generally receive foreign tax credits for taxes paid in foreign jurisdictions which can be offset against United States tax liabilities, we cannot be sure that we will generate sufficient United States income to fully utilize such foreign tax credits.

We have issued warrants and stock options which may reduce our stockholders' interest.

     We have issued:

          . warrants to the representatives of the underwriters of our initial public offering permitting them to purchase an aggregate of 240,000 shares of common stock at an exercise price of $16.50 per share

          . warrants to purchase an aggregate of 360,000 shares of common stock at an exercise price of $13.00 per share , as part of our acquisition of Ness Security Products Pty Limited

          . additional warrants to purchase an aggregate of 200,000 shares of common stock at an exercise price of $13.00 per share, as part of our acquisition of Ness Security Products Pty Limited

     We have reserved for issuance:

          . additional warrants to purchase an aggregate of 200,000 shares of common stock at an exercise price of $13.00 per share to be issued on January 1, 2000 under certain circumstances, as part of our acquisition of Ness Security Products Pty Limited

          . 1,150,000 shares of common stock for issuance under our employee 1997 Stock Option Plan of which 710,000 shares are subject to outstanding options which are exercisable at a price of $10.00 per share

          . 50,000 shares of common stock for issuance under our 1997 Non-Employee Director Stock Option Plan of which the option to purchase 20,000 shares at an exercise price of $10.00 per share was granted and options to purchase 7,500 shares were granted at $10.6875 per share

The holders of the options described above have the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership, thus resulting in a possible dilution in the interest of other security holders.

     Our ability to obtain additional capital might be adversely affected as long as these warrants and options remain unexercised. Moreover, the holders of the warrants and options may exercise such securities at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of our securities on terms more favorable than those under which the existing warrants or options are exercisable.

                                Use of Proceeds

     We will not receive any proceeds from the sale of the shares of common stock sold by the selling stockholder.

                              Selling Stockholder

     The selling stockholder is FAI Home Security Holdings Pty Limited which was the parent of our predecessor entity. The selling stockholder's ultimate parent company was FAI Insurances Limited, an Australian Listed Company.

     In January 1999, HIH Insurance Limited (HIH) acquired the shares in FAI Insurances Limited. As a result of the acquisition FAI Insurances Limited was delisted on February 12, 1999. HIH has therefore become the ultimate parent and is a public company whose shares are widely held by the Australian public and is listed on the Australian Stock Exchange.

     The selling stockholder beneficially owns 2,730,000 shares of our common stock, amounting to 46.8% of our currently outstanding shares of common stock, 2,150,000 of which are being offered in this prospectus. The remaining 580,000 shares held by the selling stockholder are not being registered for sale under this prospectus. The 2,150,000 shares offered in this prospectus may be offered from time to time by the selling stockholder, or by any of its pledgees, donees, transferees or other successors in interest.

     We have assumed that the selling stockholder will sell 2,150,000 shares in determining the number and percentage of shares of common stock that the selling stockholder will own upon completion of the offering to which the prospectus relates. If the selling stockholder sells 2,150,000 of its shares, it will then only own 580,000 shares, amounting to approximately 10% of our outstanding shares of common stock.

                              Plan of Distribution

     All of the 2,150,000 shares of our common stock being offered under this prospectus will be sold by the selling stockholder. The selling stockholder will pay all expenses in connection with the registration of the shares offered hereby up to a maximum of $75,000. Such shares of our common stock have been included in the registration statement of which this prospectus forms a part.

     The 2,150,000 shares of our common stock being offered by the selling stockholder pursuant to this prospectus may be offered and sold from time to time as market conditions permit on the American Stock Exchange or such other markets upon which we may list shares of our common stock from time to time, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares of our common stock may be sold by one or more of the following methods, without limitations:

          . a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction

          . purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus

          . ordinary brokerage transactions and transactions in which the broker solicits purchasers

          . face-to-face transactions between sellers and purchasers without a broker/dealer.

     In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. These brokers or dealers may receive commissions or discounts from the selling stockholder in amounts to be negotiated. These brokers and dealers and any other participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

     Because the selling stockholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of the shares, the selling stockholder, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act, which regulation would prohibit, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M prohibits any stabilizing bid or stabilizing purchase for the purpose of pegging, fixing or stabilizing the price of common stock in connection with this offering.

     We have entered into an agreement with the selling stockholder to register the shares of common stock offered hereby under applicable federal and state securities laws. The agreements between us and the selling stockholder provide for cross-indemnification of the selling stockholder and us for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of registration of these shares.

     To comply with certain states' securities laws, if applicable, the shares of common stock registered hereunder will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states these shares of common stock may not be sold or offered unless they have been registered or qualified for sale in such states or an exception for registration or qualification is available and is complied with.

                                 Legal Matters

     Certain legal matters in connection with the shares of common stock offered hereby will be passed upon for us by D'Ancona & Pflaum. Arthur Don, a member of D'Ancona & Pflaum, acts as our Secretary, a non-executive position as defined in our By-laws.

                                    Experts

     The audited financial statements included in this prospectus have been audited by Arthur Andersen and Deloitte & Touche, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving such reports.

                           Forward-Looking Statements

     Some statements incorporated by reference or made in this prospectus are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When we use the words "anticipate," "assume," "believe," "estimate," "expect," "intend" and other similar expressions, they generally identify forward-looking statements. Forward-looking statements include, for example, statements relating to development activities, business strategy and prospects, future capital expenditures, sources and availability of capital, governmental regulations and their effect on us and competition.

       You should exercise caution in interpreting and relying on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and could materially affect our actual results, performance or achievement. Some of the factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, the matters discussed under the heading "Risk Factors."

       We caution you that, while forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. In addition, we disclaim any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

________________________________________________________________________________
________________________________________________________________________________



You should rely only on the information contained in this prospectus, incorporated herein or by reference or contained in a prospectus supplement. Neither we nor the selling stockholder has authorized anyone else to provide you with different or additional information. The selling stockholder is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or incorporated herein by reference, or in any prospectus supplement is accurate as of any date other than the date on the front of the documents.



                              2,150,000 shares of
                                common stock of
                       Home Security International, Inc.

                The date of this prospectus is November 5, 1999



________________________________________________________________________________
________________________________________________________________________________

                                    Part II

                     Information Not Required In Prospectus

Item 14. Other expenses of issuance and distribution

The following table sets forth the costs and expenses, payable in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates: the total estimated fees set forth below shall be paid in full by the selling stockholder.

SEC Registration Fees (includes State).............................  $ 6,500
Accountants' Fees and Expenses.....................................  $25,000
Legal Fees and Expenses............................................  $40,000
Printing and Engraving.............................................  $10,000
                                                                     -------
  Total............................................................  $81,500

Item 15. Indemnification of officers and directors

     Section 102(b) of the Delaware General Corporations Law (the "DGCL") permits a provision in the certificate of incorporation of each corporation organized thereunder eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director. The Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the fullest extent permitted by the DGCL.

     Section 145 of the DGCL ("Section 145"), in summary, empowers a Delaware corporation, within certain limitations, to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by them in connection with any nonderivative suit or proceeding, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

     With respect to derivative actions, Section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided such person meets the standard of conduct described in the preceding paragraph, except that no indemnification is permitted in respect of any claim where such person has been found liable to the corporation, unless the Court of Chancery or the court in which such action or suit as brought approves such indemnification and determines that such person is fairly and reasonably entitled to be indemnified.

     Reference is made to Section 7 of Article VII of the Registrant's By-laws and Article Seventh of the Certificate of Incorporation of the Registrant for the provisions which the Registrant has adopted relating to indemnification of officers, directors, employees and agents, which provides for the indemnification of such persons to the full extent permitted by Delaware law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     Reference is also made to Section 7 of the Underwriting Agreement filed as
Exhibit 1 to this Registration Statement which provides for the indemnification of the Company, its controlling persons, directors and certain of its officers by the Underwriters against certain liabilities, including liabilities under the securities laws.

Reference is also made to Section 7 of the underwriting agreement between the Company, National and Nolan Securities Corporation, which also provides for the indemnification of the Company, its controlling persons, directors and National and Nolan against certain liabilities under the securities laws.

The Registrant has purchased directors' and officers' liability insurance.

Item 16. Exhibits

  (a) Exhibits. The following exhibits are filed herewith or incorporated by reference as indicated. Exhibit numbers refer to Item 601 of Regulation S-K. As used in the list of Exhibits below, "Registrant" refers to Home Security International, Inc.

     2.1 Share Purchase Agreement relating to the purchase of shares in FAI Home Security Pty Limited and FAI Home Security (ENZED) Limited (4)

     2.2 NZ Asset Purchase Agreement between FAI Home Security Holdings New Zealand Limited and FAI Home Security (ENZED) Limited (4)

     2.3 NZ Share Sale Agreement between FAI Home Security Holdings New Zealand and FAI Home Security Holdings Pty Limited (4)

     3.1          Certificate of Incorporation of the Registrant (1)

     3.2*         Amended and Restated By-laws of the Registrant

     4.1          IPO Representatives Warrant Agreement (1)

     4.2 Warrant dated as of September 30, 1998, issued by the Registrant to International Home Security Investments Limited
                  (9)

     4.3* Warrant dated as of October 1, 1999, issued by the Registrant to International Home Security Investments Limited

     5.1          Opinion of D'Ancona & Pflaum LLC (filed previously)

     10.1         Amended and Restated 1997 Employee Stock Option Plan

     10.2         Amended and Restated 1997 Non-Employee Directors' Stock Option
                  Plan

     10.3 International Asset Purchase Agreement between FAI Insurances and Cooper International Group (2)

     10.4 Manufacturing Agreement among Ness Security Products Pty Limited, FAI Home Security Pty Limited and FAI Home Security Holdings Pty Limited (4)

     10.5         Executive Service Agreement with Bradley D. Cooper (4)

     10.6         Amendment to Executive Service Agreement with Bradley D.
                  Cooper (4)

     10.7 Executive Service Agreement dated July 15, 1997 between the Registrant and Terrence J. Youngman (4)

     10.8 Executive Service Agreement dated July 15, 1997 between the Registrant and Robert D. Appleby (4)

     10.9 Executive Service Agreement dated July 15, 1997 between the Registrant and Mark Whitaker (4)

     10.10 Executive Service Agreement dated July 15, 1997 between the Registrant and Geoffrey D. Knowles (4)

     10.11        Option Agreement dated September 5, 1994 between Bradley D.
                  Cooper and FAI Insurances Limited (2)

     10.12        Sale Agreement dated November 11, 1995, among Bradley D.
                  Cooper, FAI Insurances Ltd, FAI Home Security Holding Pty Ltd. and Kamarasi Pty Ltd. (2)

     10.13        Management Services Agreement with Speakeasy Ltd. (2)

     10.14        Promissory Note Payable to Bradley D. Cooper (4)

     10.15        Promissory Note Payable to FAI Home Security Holdings Pty
                  Limited (4)

     10.16        Promissory Note Payable to FAI Home Security (ENZED) Limited
                  (4)

     10.17 Share Sale Agreement dated December 31, 1997 by and between FAI Insurances Limited and FAI Home Security Pty. Limited (6)

     10.18 Shareholders Agreement dated December 31, 1997 by and between FAI Insurances Limited and FAI Home Security Pty. Limited (6)

     10.19 Consultancy Engagement Agreement effective October 1, 1997, among the Registrant, Speakeasy Pty. Ltd. and Bradley D. Cooper (7)

     10.20 Stock Purchase Agreement dated July 17, 1998 between the Registrant and International Home Security Investments Limited
                  (8)

     10.21 Stock Purchase Agreement dated as of July 17, 1998, and amended as of September 30, 1998, by and between the Registrant and Integral Investments Limited (9)

     10.22 Secured Promissory Note dated as of September 30, 1998, executed by the Registrant in favor of Integral Investments Limited (9)

     10.23 Share Buy Back Agreement between Ness Security Products Pty Ltd. and Integrated International Home Security Limited (10)

     10.24 Employment Agreement between Ness Security Products Pty Limited; Nazareno Circosta and Home Security International, Inc. (10)

     10.25 Termination Agreement between Nazareno Circosta and Ness Security Products Pty Limited (10)

     10.26 Non-Competition Agreement between Nazareno Circosta and Home Security International, Inc. (10)

     10.27 Share Buy Back Agreement between Circosta Pty Limited and Ness Security Products Pty Limited (10)

     21.1         List of Subsidiaries (11)

     23.1*        Consent of Arthur Andersen

     23.2*        Consent of Deloitte & Touche

     27.1         Financial Data Schedule (EDGAR version only) (11)

_______________


*Filed herewith

(1) Incorporated by reference to the Registrant's Registration Statement on Form S-1

     (Registration No. 333-26399), as amended, filed with the Securities and Exchange Commission on May 2, 1997

(2) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (Registration No. 333-26399), as amended, filed with the Securities and Exchange Commission on June 10, 1997

(3) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (Registration No. 333-26399), as amended, filed with the Securities and Exchange Commission on June 25, 1997

(4) Incorporated by reference to the Registrant's Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 29, 1997

(5) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 1997

(6) Incorporated by reference to the Registrant's Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 1998

(7) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 17, 1998

(8) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (Registration No. 333-54921), filed with the Securities and Exchange Commission on July 20, 1998

(9) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 16, 1998

(10) Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 17, 1999

(11) Incorporated by reference to the Registrant's Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 28, 1999

Item 17. Undertakings

     The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on behalf by the undersigned, thereunto duly authorized, in the City of Sydney on the 5th day of November, 1999.


                              Home Security International, Inc.

                                    By:  /s/ Bradley D. Cooper
                                         ------------------------
                                            Bradley D. Cooper
                                          Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.


         Signature                       Title                        Date
----------------------------  ---------------------------   -------------------------
 /s/ Bradley D. Cooper
----------------------------
     Bradley D. Cooper        Chairman and Chief            November 5, 1999
                              Executive
                              Officer (Principal
                              Executive
                              Officer)
 /s/ Mark Whitaker
----------------------------
     Mark Whitaker            Executive Vice President of   November 5, 1999
                              Finance and Treasurer
                              (Principal
                              Financial and Accounting
                              Officer)

____________________________
Paul Brown                    Director                      November 5, 1999

 /s/ Steve Rabinovici
----------------------------
     Steve Rabinovici         Director                      November 5, 1999

 /s/ Harry Singer
----------------------------
     Harry Singer             Director                      November 5, 1999

                                 EXHIBIT INDEX
                                 -------------

3.2  Amended and Restated By-laws of the Registrant

4.3 Warrant dated as of October 1, 1999, issued by the Registrant to International Home Security Investments Limited

23.1  Consent of Arthur Andersen

23.2  Consent of Deloitte & Touche